UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of the earliest event reported) December 31, 2007

Assisted Living Concepts, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-13498	93-1148702
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
W140 N8981 Lilly Road, Menomonee Falls, WI 53051
(Address of Principal Executive Offices) (Zip Code)
262-257-8888
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 31, 2007, subsidiaries of Assisted Living Concepts, Inc. (the “Company”) entered into a master lease agreement with Ventas Realty, Limited Partnership, an affiliate of Ventas, Inc., for eight assisted and independent living communities located in the southeast United States. The lease is effective as of January 1, 2008. The eight communities are: CaraVita Village in Montgomery, Alabama; Greenwood Gardens in Marietta Georgia; Highland Terrace in Inverness, Florida; Peachtree Estates in Dalton, Georgia; Tara Plantation in Cumming, Georgia; The Inn at Seneca in Seneca, South Carolina; The Sanctuary in Acworth, Georgia; and Winterville Retirement Center in Winterville, Georgia. The communities comprise 541 units, consisting of a combination of independent living, assisted living, and Alzheimer’s care units. The leasehold interests were purchased by a subsidiary of the Company from BBLRG, LLC, doing business as CaraVita, also effective January 1, 2008, for a purchase price of $14.4 million. The lease has an initial term expiring March 31, 2015. The Company has three (3) five-year renewal options beyond the initial term. The lease is a “triple net” lease pursuant to which the Company pays all expenses of the properties except principal and interest on any debt associated with the properties. Rent for the first year of the lease is $4.86 million. Rent under the lease increases annually effective April 1st of each year by 2.5% during the initial term, by 3% upon exercise of the first renewal option and by 2.5% annually during the balance of the first renewal term. Rent for the second renewal option increases annually by the greater of 3% or 75% of the Consumer Price Index. Rent for first year of the third renewal option will be the greater of the prior year’s rent or the fair market rent as determined by a third party appraiser and increases by 2.5% annually during the balance of the third renewal term. The lease contains customary representations and warranties and affirmative and negative covenants, including financial covenants requiring: each community to maintain a coverage ratio of 0.8 to 1.0; the portfolio to maintain a coverage ratio of 1.0 to 1.0; each community to maintain quarterly occupancy of at least 65% and trailing twelve month occupancy of at least 75%; and the portfolio to maintain trailing twelve month occupancy of at least 82%. The lease is guaranteed pursuant to a guaranty of lease dated January 1, 2008 made by the Company for the benefit of Ventas Realty, Limited Partnership.
     The foregoing summaries of the master lease agreement and guaranty of lease are qualified in their entirety by reference to the text of such documents, which are filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The text of Item 1.01 above is incorporated by reference into this Item 2.03.
Item 7.01. Regulation FD Disclosure.
     On January 2, 2008, the Company announced that it completed the eight community transaction described in Items 1.01 and 2.03 above. A copy of the press release is furnished as Exhibit 99.1 to this current report on Form 8-K. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The press release contains and may implicate forward-looking statements regarding the registrant and includes cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
10.1 Amended and Restated Master Lease Agreement, dated as of January 1, 2008, between subsidiaries of the Company and Ventas Realty, Limited Partnership
10.2. Guaranty of Lease dated as of January 1, 2008, by the Company for the benefit of Ventas Realty, Limited Partnership
The following exhibit to this current report on Form 8-K is not being filed but is being furnished pursuant to Item 9.01:
99.1 Press Release dated January 2, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Date: January 7, 2008

By:	/s/ John Buono

John Buono
Senior Vice President,
Chief Financial Officer & Treasurer